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FOR IMMEDIATE RELEASE
February 6, 2001

                   U.S. PAWN COMPLETES ASSET SALE TO PAWN-ONE
                      MERGER WITH U.S. REMODELERS UP NEXT

   Westminster, Colorado. U.S. Pawn Inc. (the "Company") (Nasdaq: USPN) announced today that on February 1, 2001 it completed its recently announced sale of substantially all of its assets to Pawn-One, Inc. The Company anticipates that its merger with U.S. Remodelers, Inc., its reincorporation in Delaware, its name change to U.S. Home Systems, Inc., and its 1 share for up to
4.2 shares reverse stock split will be completed by mid to late February.

   Except for any historical information contained herein, certain matters set forth in this press release are forward-looking statements which can be identified by the use of forward-looking terms such as "believes", "estimates", "plans", "expects", "anticipates", "intends" or by discussions of strategy, future operating results or events. These forward-looking statements are subject to risks and uncertainties that may cause the Company's actual results, performance or achievements to differ materially from those discussed in the forward-looking statements. These risks and uncertainties are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results, performance or achievements to differ materially from those indicated by the forward-looking statements. These forward-looking statements speak only as of the date hereof and the Company and its management cannot assure that future results covered by any forward-looking statements will be achieved and disclaims any intent or obligation to update these forward-looking statements.